Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Quality Preferred Income Fund

811-21082

A special meeting of shareholders was held in the offices of Nuveen Investments on August 5, 2014 for the above-referenced fund. At this meeting the shareholders were asked to vote to approve a new investment management agreement, to approve a new sub-advisory agreement and to elect Board Members.


The results of the shareholder votes
are as follows:

<c> Common shares

To approve a new investment
management agreement
between the Fund and Nuveen
Fund Advisors, LLC.


   For
         28,794,039
   Against
           1,041,788
   Abstain
              931,088
   Broker Non-Votes
           9,175,191
      Total
         39,942,106


To approve a new sub-advisory
agreement.


   For
         28,661,451
   Against
           1,107,690
   Abstain
              997,774
   Broker Non-Votes
           9,175,191
      Total
         39,942,106


Proxy materials are herein incorporated by reference to the SEC filing under Conformed Submission Type DEF 14A, accession number 0001193125-14-236554, on June 16, 2014.